Exhibit 99.1

The Container Store Group, Inc. Announces Fourth Quarter and Full Fiscal Year 2021 Financial Results

Highest full-year sales in history, with consolidated net sales of $1.1 billion, up 10.5%† compared to fiscal 2020 and up 19.5% compared to fiscal 2019;

Highest full-year earnings per diluted share in history, with earnings per diluted share of $1.62 compared to $1.17† in fiscal 2020 and $0.30 in fiscal 2019; Adjusted earnings per diluted share* of $1.65 compared to $1.24† in fiscal 2020 and $0.30 in fiscal 2019;

Fourth quarter consolidated net sales of $305.5 million, down 2.9%† compared to fourth quarter of fiscal 2020 (decrease driven by 580 basis points impact of 53rd week in the fourth quarter of fiscal 2020) and up 26.6% compared to fourth quarter of fiscal 2019;

Earnings per diluted share of $0.46 compared to $0.69†in the fourth quarter of fiscal 2020 and $0.26 in the fourth quarter of fiscal 2019; Adjusted earnings per diluted share* of $0.46 compared to $0.71† in the fourth quarter of fiscal 2020 and $0.26 in the fourth quarter of fiscal 2019

Coppell, TX — May 17, 2022 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the fourth quarter and fiscal year ended April 2, 2022, outlook for fiscal 2022, and long-term targets. The fourth quarter and full fiscal year 2021 consisted of 13 weeks and 52 weeks, respectively. The fourth quarter and full fiscal year 2020 consisted of 14 weeks and 53 weeks, respectively. The fourth quarter and full fiscal year 2019 consisted of 13 weeks and 52 weeks, respectively.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “We are very pleased with our stronger than expected fourth quarter performance which capped off the best year of sales and profitability in company history. The results demonstrate the progress we are making toward our goal of doubling our sales to $2 billion, and in fiscal 2021 we proudly exceeded $1 billion in sales for the first time. In the fourth quarter of fiscal 2021, custom closet sales were up 3.6%† when compared to fiscal 2020 driven by our successful Transform with Elfa event, despite limiting the depth and breadth of the promotions. On 2/22/22, we launched our new branding campaign, Welcome to The Organization, with a 22% off welcome offer that drove a record-breaking single-day sales. We followed up the branding campaign with the launch of a reimagined loyalty program, Organized Insider, and our first mobile app. Fiscal 2021 was a banner year that we believe has established a solid foundation for growth at The Container Store.”

Mr. Malhotra concluded, “While fiscal 2022 will be a unique year as we contend with a dynamic macro backdrop, we will focus on our strategic initiatives to drive growth and market share gains. We will continue to emphasize the power of organization and demonstrate The Container Store’s leadership within the $20 billion addressable market of home storage and organization. With only 5% of total market share today, we are confident in the opportunity ahead to grow sales to $2 billion by fiscal 2027. We are excited to return to store growth with a plan to open two new stores in fiscal 2022, and a plan for an additional 74 new stores by fiscal 2027. This growth coupled with our more productive store base, and disciplined expense management is expected to result in low double digit operating margins over time as inflationary headwinds abate.”

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

† Amount or percentage is inclusive of a 53rd week in fiscal 2020: $17.7 million in net sales, $5.3 million in adjusted EBITDA, and $0.07 in EPS and adjusted EPS.

Fourth Quarter Fiscal 2021 Results

For the fourth quarter (thirteen weeks) ended April 2, 2022:

●	Consolidated net sales were $305.5 million, down 2.9%† compared to the fourth quarter of fiscal 2020. The 53rd week of fiscal 2020 contributed approximately $17.7 million in net sales and 580 basis points of the decrease when comparing the fourth quarter of fiscal 2021 to the fourth quarter of fiscal 2020. Compared to the fourth quarter of fiscal 2019, consolidated net sales increased 26.6%.

o	Net sales in The Container Store retail business (“TCS”) were $286.5 million, a decrease of 2.6%† with general merchandise categories down 8.7%†, contributing 440† of the basis points decrease, and Custom Closets up 3.6%† contributing 180† basis points of the increase. Compared to the fourth quarter of fiscal 2019, TCS net sales were up 27.8%, with Custom Closets up 26.6%, contributing 1420 basis points of the increase, and general merchandise categories up 29.3%, contributing 1360 basis points of the increase.

o	Our online sales decreased 25.0%† compared to the fourth quarter of fiscal 2020 and increased 29.1% compared to the fourth quarter of fiscal 2019.

o	Elfa International AB (“Elfa”) third-party net sales were $19.1 million, down 7.1% compared to the fourth quarter of fiscal 2020 and up 10.4% compared to the fourth quarter of fiscal 2019. Excluding the impact of foreign currency translation, Elfa third-party net sales were up 1.8%.

o	As a result of the impact of the COVID-19 pandemic on our Company’s stores in fiscal 2019 and fiscal 2020 and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for the fourth quarter of fiscal 2021.

●	Consolidated gross margin was 57.0%, a decrease of 230† basis points, compared to the fourth quarter of fiscal 2020. TCS gross margin decreased 10† basis points to 57.0%† primarily due to increased freight and commodity costs, partially offset by less promotional activity and decreased shipping costs as a result of a lower mix of online sales in the fourth quarter of fiscal 2021. Elfa gross margin decreased 750 basis points primarily due to higher direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) increased by 3.0%† to $127.1 million in the fourth quarter of fiscal 2021 from $123.4 million† in the fourth quarter of fiscal 2020. SG&A as a percentage of net sales increased 240† basis points from 39.2%† to 41.6% primarily due to increased marketing costs, increased compensation and benefit costs, as well as deleverage on lower sales during the fourth quarter of fiscal 2021.
●	Consolidated net interest expense decreased 14.8%† to $3.2 million in the fourth quarter of fiscal 2021 from $3.7 million† in the fourth quarter of fiscal 2020. The decrease was primarily due to a lower principal balance on the Senior Secured Term Loan Facility.
●	The effective tax rate was 31.5% in the fourth quarter of fiscal 2021, as compared to 25.8%† in the fourth quarter of fiscal 2020. The increase in the effective tax rate was primarily due to the impact of discrete items on lower pre-tax income in the fourth quarter of fiscal 2021.
●	Net income was $23.2 million, or $0.46 per diluted share, in the fourth quarter of fiscal 2021 compared to $35.1 million†, or $0.69†, per diluted share in the fourth quarter of fiscal 2020. Adjusted net income* was $23.2 million, or $0.46 per diluted share, in the fourth quarter of fiscal 2021 compared to adjusted net income* of $35.7 million†, or $0.71 per diluted share† in the fourth quarter of fiscal 2020. The 53rd week contributed approximately $0.07 of incremental EPS and Adjusted EPS in the fourth quarter of fiscal 2020.
●	Adjusted EBITDA* was $46.4 million in the fourth quarter of fiscal 2021 compared to $59.5 million† in the fourth quarter of fiscal 2020. The 53rd week contributed approximately $5.3 million in adjusted EBITDA.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

† Amount or percentage is inclusive of a 53rd week in fiscal 2020: $17.7 million in net sales, $5.3 million in adjusted EBITDA, and $0.07 in EPS and adjusted EPS.

For the fiscal year (fifty-two weeks) ended April 2, 2022:

●	Consolidated net sales were $1.1 billion, up 10.5%† as compared to fiscal 2020 and up 19.5% compared to fiscal 2019. The 53rd week of fiscal 2020 contributed approximately $17.7 million in net sales.
o	Net sales for the TCS segment were $1.0 billion, up 10.8%†, with Custom Closets up 16.0%†, contributing 740† basis points of the increase, and general merchandise categories up 6.4%†, contributing 340† basis points of the increase. Compared to fiscal 2019, TCS net sales were up 20.0%, with Custom Closets up 22.8%, contributing 1080 basis points of the increase, and general merchandise categories up 17.5%, contributing 920 basis points of the increase.
o	Our online sales decreased 35.5%† compared to fiscal 2020 and increased 35.1% compared to fiscal 2019.
o	Elfa third-party net sales were $70.9 million, up 5.9% compared to fiscal 2020 and up 11.5% compared to fiscal 2019. Excluding the impact of foreign currency translation, Elfa third-party net sales were up 5.0% compared to fiscal 2020.
●	Consolidated gross margin was 58.2%, an increase of 60† basis points compared to fiscal 2020. TCS gross margin increased 150 basis points† to 57.6%, primarily due to less promotional activity and decreased shipping costs as a result of a lower mix of online sales, partially offset by increased freight and commodity costs in fiscal 2021. Elfa gross margin decreased 900 basis points primarily due to higher direct material costs.
●	Consolidated SG&A increased by 10.5%† to $471.6 million from $426.8† million in fiscal 2020. However, SG&A as a percentage of net sales remained flat at 43.1%. During fiscal 2021, leverage of occupancy costs on higher sales was partially offset by increased compensation and benefit costs. Additionally, fiscal 2020 benefited from fixed cost leverage of approximately 30 basis points associated with $17.7 million of incremental sales in the 53rd week.
●	Consolidated net interest expense decreased 26.1%† to $12.8 million in fiscal 2021 from $17.3† million in fiscal 2020. The decrease is primarily due to a lower principal balance on the Senior Secured Term Loan Facility combined with lower interest rates and decreased borrowings on the asset-based revolving credit agreement. Also, in fiscal 2020, the Company amended its Senior Secured Term Loan Facility and incurred a loss on extinguishment of debt of $0.9 million.
●	The effective tax rate was 27.5% for fiscal 2021 as compared to 27.9%† in fiscal 2020. The decrease in the effective tax rate is primarily due to the impact of discrete items on higher pre-tax income in fiscal 2021.
●	Net income was $81.7 million, or $1.62 per diluted share, in fiscal 2021 compared to net income of $58.3 million†, or $1.17 per diluted share† in fiscal 2020. Adjusted net income* was $82.9 million, or $1.65 per diluted share in fiscal 2021, compared to adjusted net income* of $61.8 million†, or $1.24 per diluted share† in fiscal 2020. The 53rd week contributed approximately $0.07 of incremental EPS and Adjusted EPS in fiscal 2020.
●	Adjusted EBITDA* was $159.0 million in fiscal 2021 compared to $150.5 million† in fiscal 2020. The 53rd week contributed approximately $5.3 million in adjusted EBITDA.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

† Amount or percentage is inclusive of a 53rd week in fiscal 2020: $17.7 million in net sales, $5.3 million in adjusted EBITDA, and $0.07 in EPS and adjusted EPS.

New and Existing Stores

During fiscal 2021, the Company opened one new store in Annapolis, Maryland. As of April 2, 2022, the Company store base was 94 compared to 93 stores as of April 3, 2021.

Balance sheet and liquidity highlights:

(In thousands)	April 2, 2022	April 3, 2021
Cash	$14,252	$17,687
Total debt, net of deferred financing costs	$162,450	$165,984
Liquidity (1)	$121,060	$126,771
Free cash flow (*)	$23,601	$119,483

(1)	Cash plus availability on revolving credit facilities.

Outlook

The Company today provided the following financial outlook for the fiscal year ending on April 1, 2023:

Consolidated net sales	Approximately $1.125 billion
Comparable store sales growth	Low-single digits
Earnings per diluted share	$1.20 to $1.30
Assumed fully diluted shares	51 million
Capital expenditures	$60 to $65 million
Planned store openings (1)	2

The Company also provided the following financial outlook for the fiscal first quarter ending on July 2, 2022:

Consolidated net sales growth	Mid-single digits
Comparable store sales growth	Mid-single digits
Earnings per diluted share	$0.15 to $0.20
Assumed fully diluted shares	51 million
Planned store openings	None

(1)	Planned smaller footprint store openings in fiscal 2022 are as follows:
●	Colorado Springs, CO in the fall of calendar 2022
●	Salem, NH in the winter of calendar 2022

Long-Term Financial Targets

As part of today’s enhanced earnings event, the Company provided long-term financial targets. The Company expects to achieve $2 billion in consolidated net sales and more than double our earnings per diluted share by the end of fiscal 2027. Over this period of time, the Company expects to drive low double-digit annual sales growth, which encompasses low-single digit comparable store sales growth, combined with the expectation to open 76 new stores by the end of fiscal 2027. Additionally, the Company expects to spend approximately 5.5% to 6.0% of annual net sales on capital expenditures during this timeframe.

Conference Call Information

A conference call to discuss fourth quarter and full year fiscal 2021 financial results is scheduled for today, May 17, 2022, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13728571. The replay will be available until June 17, 2022.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives; sales trends, momentum and targets; and our anticipated financial performance and long term targets.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our Elfa manufacturing facilities; deterioration or change in vendor relationships or events that adversely affect our vendors or their ability to obtain financing for their operations, including COVID-19; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 3, 2021 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of storage and organization products and solutions and custom closets – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, Twitter, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Fiscal Quarter Ended		Fiscal Year Ended
	April 2,	April 3,	April 2,	April 3,
(In thousands, except share and per share amounts)	2022	2021	2022	2021
	(unaudited)		(unaudited)
Net sales	$305,546	$314,683	$1,094,119	$990,088
Cost of sales (excluding depreciation and amortization)	131,519	127,990	457,882	419,611
Gross profit	174,027	186,693	636,237	570,477
Selling, general, and administrative expenses (excluding depreciation and amortization)	127,108	123,437	471,586	426,765
Stock-based compensation	1,104	2,837	4,263	7,823
Pre-opening costs	8	915	694	1,026
Depreciation and amortization	8,877	8,461	34,289	34,731
Other (income) expenses	—	23	—	1,112
(Gain) loss on disposal of assets	(35)	4	(49)	16
Income from operations	36,965	51,016	125,454	99,004
Interest expense, net	3,176	3,728	12,760	17,268
Loss on extinguishment of debt	—	—	—	893
Income before taxes	33,789	47,288	112,694	80,843
Provision for income taxes	10,631	12,204	30,976	22,560
Net income	$23,158	$35,084	$81,718	$58,283

Net income per common share — basic	$0.47	$0.72	$1.65	$1.20
Net income per common share — diluted	$0.46	$0.69	$1.62	$1.17

Weighted-average common shares — basic	49,629,758	48,667,689	49,447,612	48,537,883
Weighted-average common shares — diluted	50,286,381	50,537,033	50,294,118	49,712,637

The Container Store Group, Inc.

Consolidated balance sheets

	April 2,	April 3,
(In thousands)	2022	2021
Assets	(unaudited)
Current assets:
Cash	$14,252	$17,687
Accounts receivable, net	30,225	28,949
Inventory	192,783	130,619
Prepaid expenses	11,628	11,429
Income taxes receivable	1,687	93
Other current assets	9,836	14,547
Total current assets	260,411	203,324
Noncurrent assets:
Property and equipment, net	140,198	131,884
Noncurrent operating lease right-of-use assets	347,519	307,147
Goodwill	221,159	202,815
Trade names	224,938	227,669
Deferred financing costs, net	203	255
Noncurrent deferred tax assets, net	865	2,305
Other assets	2,284	3,070
Total noncurrent assets	937,166	875,145
Total assets	$1,197,577	$1,078,469

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	April 2,	April 3,
(In thousands, except share and per share amounts)	2022	2021
Liabilities and shareholders’ equity	(unaudited)
Current liabilities:
Accounts payable	$84,059	$68,546
Accrued liabilities	89,004	86,551
Current borrowings on revolving lines of credit	1,790	—
Current portion of long-term debt	2,096	2,166
Current operating lease liabilities	52,540	50,847
Income taxes payable	6,026	6,803
Total current liabilities	235,515	214,913
Noncurrent liabilities:
Long-term debt	158,564	163,818
Noncurrent operating lease liabilities	317,345	285,022
Noncurrent deferred tax liabilities, net	50,493	48,923
Other long-term liabilities	7,564	12,124
Total noncurrent liabilities	533,966	509,887
Total liabilities	769,481	724,800
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,635,447 shares issued at April 2, 2022; 48,838,261 shares issued at April 3, 2021	496	488
Additional paid-in capital	874,190	873,048
Accumulated other comprehensive loss	(27,444)	(19,003)
Retained deficit	(419,146)	(500,864)
Total shareholders’ equity	428,096	353,669
Total liabilities and shareholders’ equity	$1,197,577	$1,078,469

The Container Store Group, Inc.

Consolidated statements of cash flows

	Fiscal Year Ended
	April 2,	April 3,
(In thousands)	2022	2021
	(unaudited)
Operating activities
Net income	$81,718	$58,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,289	34,731
Stock-based compensation	4,263	7,823
(Gain) loss on disposal of assets	(49)	16
Loss on extinguishment of debt	—	893
Deferred tax expense (benefit)	3,621	(4,740)
Non-cash interest	1,883	1,870
Other	(1,321)	161
Changes in operating assets and liabilities (exclusive of effects of acquisition):
Accounts receivable	(1,631)	(1,497)
Inventory	(63,533)	(2,403)
Prepaid expenses and other assets	(1,474)	(3,821)
Accounts payable and accrued liabilities	9,814	35,203
Net change in lease assets and liabilities	(6,232)	(4,118)
Income taxes	(1,811)	11,346
Other noncurrent liabilities	(2,547)	2,912
Net cash provided by operating activities	56,990	136,659

Investing activities
Additions to property and equipment	(33,389)	(17,176)
Closet Works acquisition, net of cash acquired	(19,445)	—
Investment in non-qualified plan trust	(362)	(182)
Proceeds from non-qualified plan trust redemptions	2,708	1,810
Proceeds from sale of property and equipment	66	65
Net cash used in investing activities	(50,422)	(15,483)

Financing activities
Borrowings on revolving lines of credit	75,167	56,132
Payments on revolving lines of credit	(73,269)	(66,227)
Borrowings on long-term debt	38,000	200,000
Payments on long-term debt	(45,167)	(355,954)
Payment of debt issuance costs	—	(5,579)
Payment of taxes with shares withheld upon restricted stock vesting	(4,677)	(931)
Proceeds from the exercise of stock options	565	496
Net cash used in financing activities	(9,381)	(172,063)

Effect of exchange rate changes on cash	(622)	819

Net decrease in cash	(3,435)	(50,068)
Cash at beginning of fiscal period	17,687	67,755
Cash at end of fiscal period	$14,252	$17,687

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income, adjusted net income per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income before restructuring charges, charges related to the impact of COVID-19 on business operations, credits pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, severance charges associated with COVID-19, acquisition-related costs, charges related to the closure of Elfa France operations, impairment charges related to intangible assets, loss on extinguishment of debt, certain (gains) losses on disposal of assets, certain management transition costs incurred and benefits realized, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per common share - diluted as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per common share - diluted.

	Fiscal Quarter Ended			Fiscal Year Ended
	April 2,	April 3,	March 28,	April 2,	April 3,	March 28,
	2022	2021	2020	2022	2021	2020
Numerator:
Net income	$23,158	$35,084	$12,528	$81,718	$58,283	$14,487
Management transition costs (a)	—	—	—	473	1,200	—
Loss on extinguishment of debt (b)	—	—	—	—	893	—
Elfa France closure (c)	—	—	—	—	—	402
Employee retention credit (d)	—	—	—	—	(1,028)	—
Acquisition-related costs (e)	53	—	—	745	—	—
COVID-19 costs (f)	11	403	—	203	2,266	—
COVID-19 severance and other (g)	17	23	—	17	1,111	—
Taxes (h)	(8)	168	—	(302)	(935)	(112)
Adjusted net income	$23,231	$35,678	$12,528	$82,854	$61,790	$14,777

Denominator:
Weighted-average common shares outstanding — diluted	50,286,381	50,537,033	48,397,919	50,294,118	49,712,637	48,964,564

Net income per common share — diluted	$0.46	$0.69	$0.26	$1.62	$1.17	$0.30
Adjusted net income per common share — diluted	$0.46	$0.71	$0.26	$1.65	$1.24	$0.30

(a)	Costs related to the transition of key executives including signing bonus, severance, and relocation costs recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(b)	Loss recorded as a result of the Seventh Amendment made to the Senior Secured Term Loan Facility in the third quarter of fiscal 2020, which we do not consider in our evaluation of our ongoing performance.

(c)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.

(d)	Employee retention credit related to the CARES Act recorded in the third quarter of fiscal 2020 as selling, general and administrative expense which we do not consider in our evaluation of ongoing performance

(e)	Includes costs incurred in the third and fourth quarter of fiscal 2021 associated with the acquisition of Closet Works on December 30, 2021, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(f)	Includes incremental costs attributable to the COVID-19 pandemic, which primarily consist of sanitization costs in the first quarter of fiscal 2021 and fiscal 2020, and hazard pay for distribution center employees in the first quarter of fiscal 2020, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(g)	Includes costs primarily incurred in the first half of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020, which we do not consider in our evaluation of ongoing performance.

(h)	Tax impact of adjustments to net income that are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Fiscal Quarter Ended			Fiscal Year Ended
	April 2,	April 3,	March 28,	April 2,	April 3,	March 28,
	2022	2021	2020	2022	2021	2020
Net income	$23,158	$35,084	$12,528	$81,718	$58,283	$14,487
Depreciation and amortization	8,877	8,461	10,501	34,289	34,731	38,638
Interest expense, net	3,176	3,728	5,296	12,760	17,268	21,541
Income tax provision	10,631	12,204	5,287	30,976	22,560	6,715
EBITDA	$45,842	$59,477	$33,612	$159,743	$132,842	$81,381
Pre-opening costs (a)	8	915	2,249	694	1,026	8,237
Non-cash lease expense (b)	(693)	(4,164)	(637)	(7,115)	4,147	(2,169)
Stock-based compensation (c)	1,104	2,837	535	4,263	7,823	3,110
Management transition costs (d)	—	—	—	473	1,200	—
Loss on extinguishment of debt (e)	—	—	—	—	893	—
Foreign exchange losses (gains) (f)	20	(2)	(69)	(14)	200	(167)
Elfa France closure (g)	—	—	—	—	—	402
Employee retention credit (h)	—	—	—	—	(1,028)	—
Acquisition-related costs (i)	53	—	—	745	—	—
COVID-19 costs (j)	11	403	—	203	2,266	—
Severance and other costs (credits) (k)	17	66	5	17	1,154	(23)
Adjusted EBITDA	$46,362	$59,532	$35,695	$159,009	$150,523	$90,771

(a)	Non-capital expenditures associated with opening new stores and relocating stores, and costs associated with opening the second distribution center, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments. Non-cash lease expense increased in fiscal 2020 due to renegotiated terms with landlords due to COVID-19 that resulted in deferral of $11.9 million of certain cash lease payments, of which all amounts were repaid in fiscal 2021. In the thirteen and fifty-two weeks ended March 28, 2020, lease expenses associated with the opening of the second distribution center were excluded from Non-cash lease expense and included in Pre-opening costs.

(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Costs related to the transition of key executives including signing bonus, severance, and relocation costs recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(e)	Loss recorded as a result of the Seventh Amendment made to the Senior Secured Term Loan Facility in the third quarter of fiscal 2020, which we do not consider in our evaluation of our ongoing performance.
(f)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(g)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.
(h)	Employee retention credit related to the CARES Act recorded in the third quarter of fiscal 2020 as selling, general and administrative expense which we do not consider in our evaluation of ongoing performance.
(i)	Includes costs incurred in the third and fourth quarter of fiscal 2021 associated with the acquisition of Closet Works on December 30, 2021, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(j)	Includes incremental costs attributable to the COVID-19 pandemic, which primarily consist of sanitization costs in the first quarter of fiscal 2021 and fiscal 2020, and hazard pay for distribution center employees in the first quarter of fiscal 2020, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(k)	Includes costs primarily incurred in the first half of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020, and for fiscal 2019 consists of severance and other charges/credits unrelated to COVID-19, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Fiscal Year Ended
	April 2,	April 3,
	2022	2021
Net cash provided by operating activities	$56,990	$136,659
Less: Additions to property and equipment	(33,389)	(17,176)
Free cash flow	$23,601	$119,483